Exhibit (a)(20)

VENTANA MEDICAL SYSTEMS, INC. 1910 E. Innovation Park Drive Tucson, Arizona 85755 (520) 887-2155	FOR IMMEDIATE RELEASE

VENTANA ENTERS INTO CONFIDENTIALITY AGREEMENT WITH ROCHE

Tucson, Arizona, November 13, 2007 — Ventana Medical Systems, Inc. (NASDAQ: VMSI), the global leader in tissue-based cancer diagnostics, today announced it has entered into a confidentiality agreement with Roche. The agreement will allow Roche to commence due diligence and have appropriate access to non-public information regarding Ventana to better understand the Company’s business prospects and the inherent value in companion diagnostics. Ventana’s Board believes that the due diligence conducted by Roche and related discussions that will accompany the due diligence process will allow Roche to recognize the significant additional value inherent in Ventana’s business.

Prior to the execution of the confidentiality agreement, Ventana had not commenced negotiations with Roche and no assurance can be made that Roche and Ventana will ultimately enter into a definitive agreement.

Ventana’s Board of Directors reiterated that Roche’s $75 offer is grossly inadequate and not an appropriate starting point for negotiations as reflected by that fact that Ventana’s share price has consistently traded well above Roche’s offer and our stockholders have overwhelmingly rejected that offer four times. Furthermore, the Board continues to believe Roche’s offer does not appropriately compensate Ventana’s stockholders for the inherent value of the Company or its synergistic value to Roche.

Merrill Lynch & Co. and Goldman Sachs are acting as financial advisors and Sidley Austin LLP is acting as a legal advisor to Ventana.

ABOUT VENTANA MEDICAL SYSTEMS, INC.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. The Company’s clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana’s drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds. Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com.

SAFE HARBOR STATEMENT

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors, such as risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions. In addition, there can be no assurance that an agreement relating to any sale of, or investment in, Ventana will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated. Please refer to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and all subsequent SEC filings, for a more detailed discussion of applicable risks and uncertainties.

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

For Media: Anna Cordasco/Brooke Morganstein Sard Verbinnen & Co 212-687-8080	For Investors: Alan Miller/Jennifer Shotwell Innisfree M&A Incorporated 212-750-5833